EXHIBIT 99.4

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	September 30,
	2010	2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$180,523	$100,259
Accounts receivable	96,463	124,053
Insurance receivable	-	2,518
Income tax receivable	16,052	8,306
Inventories of materials and supplies, net	52,749	50,136
Deferred tax assets	-	35
Prepaid expenses and deferred costs	14,207	19,297
Total Current Assets	359,994	304,604

NET PROPERTY AND EQUIPMENT	1,343,961	1,184,300

LONG TERM ASSETS:
Other Receivables	15,799	14,331
Deferred costs and other assets	4,686	6,167
	20,485	20,498
	$1,724,440	$1,509,402

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$37,192	$19,066
Accrued liabilities	25,368	28,960
Income tax payable	26,367	29,067
Deferred credits	4,533	35,825
Total Current Liabilities	93,460	112,918

LONG-TERM DEBT	230,000	275,000

LONG TERM LIABILITIES:
Deferred income taxes	10,845	6,082
Deferred credits	2,919	2,921
Other	17,082	10,188
	30,846	19,191

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock, no par value;
1,000 shares authorized, none outstanding	-	-
Common stock, $1 par value, 90,000 shares
authorized with 64,443 and 64,236 issued
and outstanding at September 30, 2010
and September 30, 2009, respectively	64,443	64,236
Paid-in capital	133,095	122,457
Retained earnings	1,172,596	915,600
Total Shareholders' Equity	1,370,134	1,102,293
	$1,724,440	$1,509,402